Exhibit 99.1

NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Media:           Peter J. Faur
(602) 366-7993

Investors: Stanton K. Rideout
(602) 366-8589

Phelps Dodge Reports Record Quarterly Net Income of $682.3 Million, or $6.75 Per Share,
for the 2005 Second Quarter (Includes Net Special Gains of $225.8 Million, or $2.23 Per Share)

2005 Second Quarter Highlights

•	Record quarterly net income of $682.3 million ($6.75 per share); 2004 second quarter net income was $226.6 million ($2.30 per share)

•	Record PDMC quarterly operating income before special items and provisions of $619.7 million

•	Second quarter net income included after-tax, net special gains of $225.8 million ($2.23 cents per share); 2004 second quarter net income included after-tax, net special charges of $16.0 million (16 cents per share) (refer to discussions below and Note 1 to Consolidated Financial Information for additional discussion)

•	Recognized special, pre-tax asset impairment charges of $419.1 million at the Tyrone and Cobre mines, Chino smelter and Miami refinery resulting from a decision to construct the first-ever, commercial-scale copper concentrate leaching facility at Morenci mine (refer to pages 3 and 4 for additional discussion)

•	In the 2005 second quarter, Cerro Verde completed its stock issuance transaction which resulted in a special, pre-tax change of interest gain for Phelps Dodge of $159.5 million

•	In the 2005 second quarter, the sale of our investment in Southern Peru Copper Corporation common stock was completed resulting in a special, pre-tax gain of $438.4 million and pre-tax cash proceeds of $451.6 million

•	The London Metal Exchange (LME) copper price averaged $1.537 per pound in the 2005 second quarter, compared with $1.265 in the corresponding 2004 period and $1.482 in the 2005 first quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.532 per pound in the 2005 second quarter, compared with $1.234 in the corresponding 2004 period and $1.468 in the 2005 first quarter

•	The Metals Week Dealer Oxide molybdenum price averaged $35.27 per pound in the 2005 second quarter, compared with $14.57 in the corresponding 2004 period and $31.31 in the 2005 first quarter

•	Cash flow from operating activities was $628.6 million for the 2005 second quarter, compared with $421.3 million in the corresponding 2004 period and $316.1 million in the 2005 first quarter

Consolidated Results

			Six Months Ended
(Dollars in millions except	Second Quarter		June 30,
per share amounts)	2005	2004	2005	2004
Sales and other operating revenues	$2,151.6	1,650.9	4,218.1	3,247.9
Operating income	$173.7	354.7	722.7	669.5
Minority interests in consolidated subsidiaries	$(38.5)	(42.0)	(65.5)	(105.6)
Net income	$682.3	226.6	1,069.0	412.3
Earnings per common share	$6.75	2.30	10.59	4.20
Cash flow from operating activities	$628.6	421.3	944.7	679.1
Capital outlays and investments	$111.3	49.9	179.6	96.6
Total debt at period end	$1,044.2	1,638.4	1,044.2	1,638.4
Total debt-to-capital ratio	14.3%	28.7%	14.3%	28.7%
Total cash at period end	$2,763.9	830.8	2,763.9	830.8
Unrestricted cash	$2,595.6	830.8	2,595.6	830.8
Restricted cash	$168.3	—	168.3	—

Supplemental Data – Special Items and Provisions

			Six Months Ended
(Dollars in millions except	Second Quarter		June 30,
per share amounts)	2005	2004	2005	2004
Special Items and Provisions Impacting the Consolidated Statement of Income:
Operating income (loss)	$(437.2)	11.5	(436.3)	4.7
Total, after taxes and minority interests	$225.8	(16.0)	225.9	(26.4)
Per share	$2.23	(0.16)	2.24	(0.27)

The above table reflects what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on July 28 at 11 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, July 28, 2005 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income for the 2005 second quarter of $682.3 million, or $6.75 per share, and $1,069.0 million or $10.59 per share in the first six months of 2005. Net income included after-tax, net special gains totaling $225.8 million, or $2.23 per share, for the 2005 second quarter and $225.9 million, or $2.24 per share, in the first six months of 2005, which are summarized in Note 1. By comparison, the company reported net income of $226.6 million, or $2.30 per share in the 2004 second quarter and $412.3 million, or $4.20 per share, in the first six months of 2004. Net income included after-tax, net special charges of $16.0 million, or 16 cents per share, in the 2004 second quarter and $26.4 million, or 27 cents per share, in the first six months of 2004, which are also summarized in Note 1.

J. Steven Whisler, chairman and chief executive officer, said: “Phelps Dodge reported record quarterly earnings as we benefit from strong market fundamentals both for copper and molybdenum. We continue to focus on four priorities for our cash: investing appropriately in our existing businesses; improving the quality of our asset base, including a number of organic growth projects; rewarding our shareholders; and improving our balance sheet and financial flexibility. Since the end of the first quarter, demonstrable progress has been made in each of these areas:

(i)	We recently announced we will build the first-ever, commercial-scale concentrate leaching facility at our mine in Morenci, Ariz., to enhance that mine’s competitiveness—part of our overall strategy to create a competitive advantage by being a technology leader in the mining industry.

(ii)	We completed the restructuring of our Cerro Verde project to fund its expansion, which will eventually result in an increase of more than 100 million pounds in Phelps Dodge’s share of Cerro Verde’s annual production.

(iii)	We received U.S. Department of the Interior affirmation of the land exchange to facilitate development of the Safford, Ariz., project.

(iv)	We were notified that the Council of Ministers of the Democratic Republic of the Congo approved the principal commercial terms under which the Tenke Fungerume project will be developed.

(v)	We rewarded shareholders by increasing our annual dividend 50 percent from $1 to $1.50 per share.

(vi)	We recently completed a tender for approximately $280 million of outstanding debt and contributed $250 million to our master pension trust to reduce funding obligations.

(vii)	We continue to maintain healthy cash balances and preserve access to capital markets. A strong balance sheet enables us to pursue new opportunities throughout market cycles.”

Sales

Consolidated sales and other operating revenues were $2,151.6 million in the 2005 second quarter and $4,218.1 million in the first six months of 2005, compared with $1,650.9 million and $3,247.9 million in the corresponding 2004 periods.

The following table reflects the significant components of the change in revenues:

(Dollars in millions)		Six Months Ended
	Second Quarter	June 30,
	2005 vs. 2004	2005 vs. 2004
Higher copper realizations:
PD-produced sales	$168	256
Purchased sales	52	95

	220	351

Lower copper volumes:
PD-produced sales	15	31
Purchased sales	(92)	(147)

	(77)	(116)

Higher molybdenum realizations	297	617
Higher Wire and Cable sales	51	101
Higher Specialty Chemicals sales	20	36
Other, net	(10)	(19)

	$501	970

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results

			Six Months Ended
	Second Quarter		June 30,
(Dollars in millions except unit prices)	2005	2004	2005	2004
Sales and other operating revenues	$1,684.4	1,254.5	3,302.5	2,469.0
Operating income before special items and provisions	$619.7	339.2	1,176.0	669.4
Special items and provisions in operating income	$(415.0)	(2.5)	(420.9)	(2.5)
Operating income	$204.7	336.7	755.1	666.9
Minority interests in consolidated subsidiaries	$(37.5)	(40.6)	(63.1)	(103.7)
Capital outlays and investments	$96.7	38.5	157.0	66.5

LME copper price (per lb.)	$1.537	1.265	1.510	1.252
COMEX copper price (per lb.)	$1.532	1.234	1.500	1.233
Metals Week molybdenum oxide price (per lb.)	$35.27	14.57	33.29	11.42

Copper production (own mines, in thousand tons)	306.2	305.7	617.4	607.9
Copper sales (own mines, in thousand tons)	312.5	306.1	623.7	614.0
Molybdenum production (own mines, in million lbs.)	16.7	14.8	31.4	28.3
Molybdenum sales (own mines, in million lbs.)	15.5	16.0	30.4	31.2

PDMC operating income before special items and provisions of $619.7 million in the 2005 second quarter increased $280.5 million, or 83 percent, compared with the corresponding 2004 period. The increase primarily included the effects of (i) higher copper prices (approximately $180 million), including premiums and copper pricing adjustments, (ii) higher molybdenum earnings, including earnings from primary molybdenum mines (approximately $69 million) and by-product molybdenum (approximately $163 million) primarily due to higher prices; partially offset by higher copper production costs (approximately $130 million). The higher copper production costs (excluding by-product molybdenum revenues) were primarily due to (i) higher energy costs (approximately $31 million), (ii) higher mining and milling costs due generally to higher mining rates and repairs and maintenance (approximately $72 million), and (iii) higher smelting, refining and freight costs (approximately $30 million). Refer to Note 3 for a discussion of our zero-premium copper collars and copper put options outstanding for certain 2005 and 2006 expected production.

In the 2005 second quarter, PDMC recorded special, pre-tax charges for asset impairments of $419.1 million at the Tyrone and Cobre mines, Chino smelter and Miami refinery. This resulted from our decision to expend $210 million to construct a concentrate-leach, direct-electrowinning facility at our copper mine in Morenci, Arizona, and to restart its concentrator, which has been idle since 2001. Concentrate leaching technology, in conjunction with a conventional milling and flotation concentrator, allows copper sulfide ores to be transformed into copper cathode through a pressure leaching and electrowinning process instead of smelting and refining. With future Morenci copper concentrate production being fed to the proposed concentrate leach facility, the Chino smelter located near Silver City, New Mexico, which has been on care-and-maintenance status since 2002, will be closed. Without the Chino smelter, we will have unnecessary refining capacity in the region and as a result, the Miami refinery, which has been on care-and-maintenance status since 2002, also will be closed. The steps being taken at Morenci also will impact our Tyrone and Cobre mines in New Mexico. The Tyrone mine has been partially curtailed since 2003, while activities at the Cobre mine have been suspended since 1999. Future economics of these mines likely will be affected by significantly higher acid costs resulting from their inability to obtain low-cost acid from the Chino smelter. These factors prompted Phelps Dodge to reassess the recoverability of the long-lived assets at both the Tyrone and Cobre mines, which indicated that the assets were not recoverable and that asset impairment charges were required.

In July 2005, the Henderson mine and mill, the Miami mine, smelter, refinery and rod plant, the El Paso refinery and rod plant, and the Norwich rod and wire plant received the International Organization for Standardization (ISO) 14001 environmental certification. The ISO is a worldwide federation of national standards bodies. The International Environmental Management System Standard, also known as 14001, is the recognized standard for environmental management as well as a benchmark for environmental excellence.

     Phelps Dodge Industries (PDI)

PDI Results

			Six Months Ended
	Second Quarter		June 30,
(Dollars in millions)	2005	2004	2005	2004
Sales and other operating revenues:
Specialty Chemicals	$185.6	165.2	365.6	329.1
Wire and Cable	281.6	231.2	550.0	449.8

	$467.2	396.4	915.6	778.9

Operating income before special items and provisions:
Specialty Chemicals	$8.9	15.9	22.1	27.1
Wire and Cable	7.2	8.8	18.8	12.9

	$16.1	24.7	40.9	40.0

Special items and provisions in operating income:
Specialty Chemicals	$—	—	—	—
Wire and Cable	(1.9)	(2.5)	(1.5)	(4.3)

	$(1.9)	(2.5)	(1.5)	(4.3)

Operating income:
Specialty Chemicals	$8.9	15.9	22.1	27.1
Wire and Cable	5.3	6.3	17.3	8.6

	$14.2	22.2	39.4	35.7

Minority interests in consolidated subsidiaries	$(1.0)	(1.4)	(2.4)	(1.9)

Capital outlays and investments	$10.1	10.8	17.6	19.7

PDI’s 2005 second quarter sales of $467.2 million were $70.8 million, or 18 percent, higher than sales in the 2004 second quarter. Specialty Chemicals’ 2005 second quarter sales increased $20.4 million, or 12 percent, compared with the 2004 second quarter primarily as a result of favorable foreign exchange impacts (approximately $13 million) and improved pricing primarily due to the pass-through of a portion of higher feedstock oil costs to customers and negotiated price increases (approximately $12 million); partially offset by lower sales volumes (approximately $5 million) primarily in Europe. Wire and Cable’s 2005 second quarter sales increased $50.4 million, or 22 percent, compared with the 2004 second quarter primarily as a result of increased metal prices and increased demand for energy cables and building wire in international and domestic markets (approximately $44 million) and favorable foreign exchange rate impacts (approximately $6 million).

Operating income decreased $8.0 million in the 2005 second quarter compared with the 2004 second quarter. The $7.0 million decrease in Specialty Chemicals operating income was primarily due to lower variable margins driven by higher feedstock costs (approximately $2 million) from the rise in oil prices, lower sales volumes (approximately $2 million) primarily in Europe and higher costs associated with accelerated depreciation (approximately $3 million) for 2005 operational restructuring activities in the United Kingdom. The $1.0 million decrease in Wire and Cable operating income was primarily due to lower sales and margins for magnet wire and specialty conductors (approximately $5 million); partially offset by improved margins and higher sales volumes for energy cables and building wire in the international markets (approximately $3 million) and lower depreciation expense (approximately $1 million).

Corporate Matters

At June 30, 2005, our total cash balance (including minority interest) was $2,763.9 million of which $992.4 million was at our international locations ($168.3 million of this amount was restricted). At December 31, 2004, our total cash balance was $1,200.1 million of which $521.7 million was at our international locations (none was restricted).

Cash provided by operating activities was $628.6 million in the 2005 second quarter and $944.7 million in the first six months of 2005, compared with $421.3 million and $679.1 million in the corresponding 2004 periods. The $265.6 million increase in the first six months of 2005 primarily reflected higher earnings (approximately $449 million), exclusive of minority interest and net of special items and provisions; partially offset by lower debt extinguishment costs (approximately $38 million), higher working capital requirements primarily for repayment of securitized accounts receivable (approximately $85 million) and inventories and supplies (approximately $24 million).

The company’s total debt at June 30, 2005, was $1,044.2 million, compared with $1,046.8 million at March 31, 2005, and $1,096.9 million at December 31, 2004. The company’s ratio of debt to total capitalization was 14.3 percent at June 30, 2005, versus 16.4 percent at March 31, 2005 and 18.3 percent at December 31, 2004.

The company continues to take various actions designed to ensure financial flexibility to effectively achieve its operating and strategic objectives:

1.	The company filed a $1 billion shelf registration statement on Form S-3 with the Securities and Exchange Commission, which was declared effective May 10, 2005, to combine the $400 million shelf registration filed April 15, 2005, and $600 million outstanding under a shelf registration statement that was declared effective on July 15, 2003. The shelf registration provides flexibility to efficiently access capital markets should financial circumstances warrant.

2.	On May 27, 2005, shareholders approved an amendment to the company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million shares to 300 million shares. This increase provides additional flexibility for the company to pursue various corporate objectives.

3.	On July 13, 2005, we made a cash contribution of $250 million to the master trust that funds our U.S. qualified defined benefit pension plans. This action has funded virtually the entire projected benefit obligation for those plans as reported at December 31, 2004.

4.	On July 19, 2005, the company purchased approximately $280 million (book value) of long-term debt resulting from the completion of tender offers for our 8.75 percent notes due in 2011 (representing approximately 72 percent of the outstanding notes). The cash payment including expenses was approximately $332 million, and will result in an estimated pre-tax charge of approximately $54 million in the 2005 third quarter. This reduces our ratio of debt to total capitalization to approximately 11 percent. This action further enhances the company’s near- and mid-term financial flexibility.

The company continues to make progress in previously announced strategic matters:

1.	In the 2005 second quarter, Sociedad Minera Cerro Verde S.A.A. (Cerro Verde) completed its general capital increase transaction, permitting Sumitomo Metal Mining Co. Ltd. and Sumitomo Corp., known collectively as Sumitomo, to acquire an equity position in Cerro Verde. The transaction resulted in Sumitomo acquiring an equity position in Cerro Verde totaling 21.0 percent. In addition, Compañia de Minas Buenaventura S.A.A. (Buenaventura) increased its ownership position in Cerro Verde to 18.2 percent. The remaining minority shareholders who own shares publicly traded on the Lima Stock Exchange own 7.2 percent of Cerro Verde. As a result of the transaction, Phelps Dodge’s interest in Cerro Verde was reduced to 53.6 percent from 82.5 percent. Phelps Dodge continues to maintain a majority interest in Cerro Verde, which is consolidated in the company’s financial statements.

In connection with the transaction, Cerro Verde issued 122.7 million of its common shares at $3.6074 per share to Sumitomo, Buenaventura and the remaining minority shareholders, and received $441.8 million in cash, net of $1.0 million of expenses. The stock issuance transactions resulted in a non-operating special, pre-tax gain of $159.5 million for Phelps Dodge associated with our change of interest. The capital increase will be used to partially finance an $850 million expansion to mine a primary sulfide ore body beneath the leachable ore body currently in production at Cerro Verde. The cash received in this transaction from Sumitomo may only be used for the sulfide project and is reflected as restricted cash for reporting purposes. The remainder of the financing is expected to come from cash flow generated by Cerro Verde’s existing solution extraction/electrowinning operations and from project debt. Phelps Dodge is currently in the process of negotiating the terms of the senior project debt, which is expected to be finalized in the 2005 third quarter. Processing of the sulfide ore is expected to begin in late 2006.

2.	On June 9, 2005, Phelps Dodge entered into an Underwriting Agreement with Citigroup Global Markets, Inc., UBS Securities LLC, Southern Peru Copper Corporation (SPCC), Cerro Trading Company, Inc. and SPC Investors, L.L.C. On June 15, 2005, pursuant to the Underwriting Agreement, Phelps Dodge sold all of its SPCC common shares to the underwriters for a net purchase price of $40.635 per share (based on a market purchase price of $42.00 per share less underwriting fees). This transaction resulted in a special, pre-tax gain of $438.4 million ($388.0 million after-tax). The after-tax gain increased by approximately $18 million from the amount disclosed in our June 9, 2005, Form 8-K filing primarily due to the recognition of additional capital loss carryforwards resulting from subsequent developments in the tax audits of years 2000 through 2002.

3.	The company is continuing to explore strategic alternatives for Phelps Dodge Industries that may include potential subsidiary sales, selective asset sales, restructurings, joint ventures and mergers, or, alternatively, retention and selective growth. We are actively working with advisors and interested parties to select the alternatives we believe will provide the best benefit for our shareholders.

4.	On April 13, 2005, the U.S. Department of the Interior affirmed the Bureau of Land Management’s Record of Decision issued in mid-2004 supporting a land exchange with the company. This action permits us to advance development of the proposed copper mining operation near Safford, Arizona. The proposed project includes development of the Dos Pobres and San Juan copper ore bodies, about eight miles north of Safford in southeastern Arizona.

5.	In late July 2005, the Council of Ministers of the Democratic Republic of the Congo approved the principal commercial terms under which the Tenke Fungerume copper/cobalt mining project will be developed. These terms are to be incorporated into amended project documents, which will allow the project to advance into the development stage. Phelps Dodge has an option which, under the approved terms, will allow it to acquire an effective 57.75 percent interest in the project.

On June 3, 2005, Phelps Dodge paid a regular quarterly dividend of 25 cents per common share for the 2005 second quarter (which was declared April 6, 2005); the amount paid for the quarter was $24.0 million. On June 2, 2005, Phelps Dodge increased the quarterly common stock dividend by 50 percent from 25 cents per common share to 37.5 cents per common share for the 2005 third quarter to be paid on September 2, 2005, to common shareholders of record at the close of business on August 12, 2005.

On May 16, 2005, the company paid a regular quarterly dividend of $1.6875 per mandatory convertible preferred share; the amount for the quarter was $3.4 million. On June 2, 2005, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on August 15, 2005, to preferred shareholders of record at the close of business on July 1, 2005.

On August 15, 2005, each share of Series A Mandatory Convertible Preferred Stock will automatically convert, subject to certain adjustments, into between 2.083 and 2.5 shares of common stock depending on the then-current market price of our common stock based on the average closing price of the 20-day period preceding the conversion date.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s second-quarter conference call with the financial community on Thursday, July 28, at 11 a.m. Eastern Daylight Time. Management plans to discuss 2005 second-quarter results and provide its outlook for the 2005 third quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2004.

###

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share data)

			Six Months Ended
	Second Quarter		June 30,
	2005	2004	2005	2004
Sales and other operating revenues	$2,151.6	1,650.9	4,218.1	3,247.9

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,346.5	1,133.6	2,669.4	2,232.0
Depreciation, depletion and amortization	127.0	124.4	256.4	249.3
Selling and general administrative expense	40.5	34.2	87.8	72.7
Exploration and research expense	26.7	15.5	45.5	29.1
Special items and provisions, net (see Note 1)	437.2	(11.5)	436.3	(4.7)

	1,977.9	1,296.2	3,495.4	2,578.4

Operating income	173.7	354.7	722.7	669.5
Interest expense	(23.4)	(32.3)	(47.1)	(71.3)
Capitalized interest	2.1	0.2	2.9	0.3
Early debt extinguishment costs	—	(15.2)	—	(37.6)
Gain on sale of cost-basis investment	438.4	—	438.4	—
Change in interest gain from Cerro Verde stock issuance	159.5	—	159.5	—
Miscellaneous income and expense, net	44.4	1.3	62.5	3.5

Income before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	794.7	308.7	1,338.9	564.4
Provision for taxes on income (see Note 2)	(74.6)	(40.7)	(205.8)	(46.9)
Minority interests in consolidated subsidiaries	(38.5)	(42.0)	(65.5)	(105.6)
Equity in net earnings (losses) of affiliated companies	0.7	0.6	1.4	0.4

Net income	682.3	226.6	1,069.0	412.3
Preferred stock dividends	(3.4)	(3.4)	(6.8)	(6.8)

Net income applicable to common shares	$678.9	223.2	1,062.2	405.5

Weighted average number of common shares outstanding - basic	96.2	92.9	96.0	92.3

Basic earnings per common share	$7.06	2.40	11.07	4.39

Weighted average number of common shares outstanding-diluted	101.1	98.4	101.0	98.2

Diluted earnings per common share	$6.75	2.30	10.59	4.20

BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues-unaffiliated customers
Phelps Dodge Mining Company	$1,684.4	1,254.5	3,302.5	2,469.0
Phelps Dodge Industries	467.2	396.4	915.6	778.9

	$2,151.6	1,650.9	4,218.1	3,247.9

Operating income (loss)
Phelps Dodge Mining Company	$204.7	336.7	755.1	666.9
Phelps Dodge Industries	14.2	22.2	39.4	35.7
Corporate and Other	(45.2)	(4.2)	(71.8)	(33.1)

	$173.7	354.7	722.7	669.5

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$2,595.6	1,200.1
Restricted cash	168.3	—
Accounts receivable, net	982.8	761.5
Mill and leach stockpiles	28.1	26.2
Inventories	430.8	392.1
Supplies	206.2	192.7
Prepaid expenses and other current assets	73.8	46.0
Deferred income taxes	54.2	43.1

Current assets	4,539.8	2,661.7
Investments and long-term receivables	124.6	120.7
Property, plant and equipment, net	4,903.8	5,318.9
Long-term mill and leach stockpiles	132.3	131.0
Deferred income taxes	46.4	61.8
Goodwill	110.3	103.5
Intangible assets, net	5.2	5.3
Other assets and deferred charges	196.5	191.2

	$10,058.9	8,594.1

Liabilities
Current liabilities:
Short-term debt	$30.3	78.8
Current portion of long-term debt	43.6	45.9
Accounts payable and accrued expenses	1,255.8	972.1
Dividends payable	39.7	3.4
Accrued income taxes	128.8	67.8

Current liabilities	1,498.2	1,168.0
Long-term debt	970.3	972.2
Deferred income taxes	388.9	448.4
Other liabilities and deferred credits	956.7	1,107.3

	3,814.1	3,695.9

Minority interests in consolidated subsidiaries	844.9	555.1

Shareholders’ equity
Common shares, par value $6.25; 300.0 shares authorized; 96.9 outstanding in 2005 and 95.9 outstanding in 2004	605.5	599.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2005 and 2004	2.0	2.0
Capital in excess of par value	1,981.2	1,906.4
Retained earnings	3,217.5	2,239.9
Accumulated other comprehensive loss	(372.0)	(384.2)
Other	(34.3)	(20.5)

	5,399.9	4,343.1

	$10,058.9	8,594.1

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2005	2004
Operating activities
Net income	$1,069.0	412.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	256.4	249.3
Deferred income tax provision (benefit)	(54.0)	(21.1)
Equity in net earnings (losses) of affiliated companies, net of dividends received	0.5	1.9
Gain on sale of cost-basis investment	(438.4)	—
Change in interest gain from Cerro Verde stock issuance	(159.5)	—
Special items and provisions	436.3	6.2
Early debt extinguishment costs	—	37.6
Minority interests in consolidated subsidiaries	65.5	105.6
Changes in current assets and liabilities:
Accounts receivable	(144.0)	(161.1)
Repayment of securitized accounts receivable	(85.0)	—
Mill and leach stockpiles	(1.8)	5.5
Inventories	(41.7)	(31.2)
Supplies	(20.3)	(6.7)
Prepaid expenses and other current assets	(27.3)	(20.7)
Interest payable	1.2	(4.0)
Other accounts payable	23.0	115.9
Accrued income taxes	73.8	(6.6)
Other accrued expenses	23.9	14.2
Other operating, net	(32.9)	(18.0)

Net cash provided by operating activities	944.7	679.1

Investing activities
Capital outlays	(179.5)	(96.4)
Capitalized interest	(2.9)	(0.3)
Investments in subsidiaries and other, net of cash received and acquired	(0.1)	(0.2)
Proceeds from asset dispositions	4.6	1.7
Proceeds from sale of cost-basis investment	451.6	—
Restricted cash	(168.3)	—
Other investing, net	(1.6)	2.8

Net cash provided by (used in) investing activities	103.8	(92.4)

Financing activities
Proceeds from issuance of debt	—	149.8
Payment of debt	(51.3)	(714.1)
Common dividends	(48.3)	—
Preferred dividends	(6.8)	(6.8)
Issuance of shares, net	33.2	167.1
Debt issue costs	(0.7)	(7.2)
Proceeds from issuance of Cerro Verde stock	441.8	—
Other financing, net	(28.2)	(57.3)

Net cash provided by (used in) financing activities	339.7	(468.5)

Effect of exchange rate impact on cash and cash equivalents	7.3	0.5

Increase in cash and cash equivalents	1,395.5	118.7
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	—	28.3
Cash and cash equivalents at beginning of period	1,200.1	683.8

Cash and cash equivalents at end of period	$2,595.6	830.8

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

			Six Months Ended
	Second Quarter		June 30,
	2005	2004	2005	2004
Copper production (thousand short tons):
Morenci:
Electrowon	103.0	105.0	195.1	207.3
Bagdad:
Concentrate	23.3	19.6	48.8	37.4
Electrowon	3.8	7.2	6.2	14.1
Sierrita:
Concentrate	18.0	18.6	37.5	36.6
Electrowon	1.9	—	3.9	—
Miami/Bisbee:
Electrowon	3.4	2.4	6.0	4.7
Chino/Cobre:
Concentrate	10.6	1.6	24.9	1.6
Electrowon	14.1	16.9	28.5	32.1
Tohono:
Electrowon	0.7	—	1.3	—
Tyrone:
Electrowon	10.9	10.5	21.3	21.7
Candelaria/Ojos del Salado:
Concentrate	50.2	53.0	107.5	108.5
Cerro Verde:
Electrowon	26.1	24.5	50.0	49.7
El Abra:
Electrowon	54.8	61.3	113.9	124.2
Manufacturing	0.9	0.8	1.8	1.1

Total copper production	321.7	321.4	646.7	639.0
Less 15% undivided interest at Morenci	(15.5)	(15.7)	(29.3)	(31.1)

Copper production on a consolidated basis	306.2	305.7	617.4	607.9
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria (A)	(8.6)	(10.3)	(18.9)	(21.4)
Cerro Verde (B)	(7.1)	(4.3)	(11.3)	(8.7)
El Abra (C)	(26.8)	(30.0)	(55.8)	(60.8)

Copper production on a pro rata basis	263.7	261.1	531.4	517.0

Copper sales (thousand short tons):
Total copper sales from own mines	328.0	321.8	653.0	645.1
Less 15% undivided interest at Morenci	(15.5)	(15.7)	(29.3)	(31.1)

Copper sales from own mines on a consolidated basis	312.5	306.1	623.7	614.0
Less minority participants’ shares previously accounted for on a pro rata basis	(44.0)	(47.4)	(87.8)	(93.7)

Copper sales from own mines on a pro rata basis	268.5	258.7	535.9	520.3

Total purchased copper (thousand short tons)	78.6	116.7	171.2	231.8
Total copper sales on a consolidated basis	391.1	422.8	794.9	845.8

Molybdenum production (million pounds):
Primary – Henderson	9.1	7.0	16.9	13.5
By-product	7.6	7.8	14.5	14.8

	16.7	14.8	31.4	28.3

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	15.5	16.0	30.4	31.2

(A)	Reflects a 20% partnership interest in Candelaria in Chile.

(B)	Reflects a 17.5% partnership interest in Cerro Verde in Peru through May 31, 2005 and a 46.4% partnership interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1.	Special Items and Provisions

In the 2005 second quarter and the six months ended June 30, 2005, the company recognized net special, pre-tax gains of $160.7 million and $161.6 million, respectively. After taxes these gains were $225.8 million and $225.9 million, respectively (refer to Note 2 for a further discussion of income taxes).

The following table summarizes special items and provisions for the second quarter and six months ended June 30, 2005:

($ in millions except per share amounts)

				Six Months Ended
	2005 Second Quarter			June 30, 2005
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Asset impairment charges	$(419.1)	(320.9)	(3.18)	(419.1)	(320.9)	(3.18)
Environmental provisions, net	(10.4)	(7.9)	(0.08)	(15.7)	(11.9)	(0.12)
Environmental insurance recoveries, net	(0.5)	(0.4)	—	(1.1)	(0.9)	(0.01)
Historical legal matters	15.0	11.4	0.11	15.0	11.4	0.12

	(415.0)	(317.8)	(3.15)	(420.9)	(322.3)	(3.19)

PDI -
Wire and Cable restructuring programs/closures	(1.5)	(1.1)	(0.01)	(1.1)	(0.3)	—
Asset impairment charges	(0.4)	(0.3)	—	(0.4)	(0.3)	—

	(1.9)	(1.4)	(0.01)	(1.5)	(0.6)	—

Corporate and Other -
Environmental provisions, net	(20.7)	(15.7)	(0.15)	(19.7)	(15.0)	(0.15)
Environmental insurance recoveries, net	0.5	0.4	—	1.1	0.9	0.01
Historical legal matters	(0.1)	(0.1)	—	4.7	4.4	0.04

	(20.3)	(15.4)	(0.15)	(13.9)	(9.7)	(0.10)

	(437.2)	(334.6)	(3.31)	(436.3)	(332.6)	(3.29)

Gain on sale of cost-basis investment	438.4	388.0	3.84	438.4	388.0	3.84

Change in interest gain from Cerro Verde stock issuance	159.5	172.9	1.71	159.5	172.9	1.71

Provision for taxes on income:
Foreign dividend tax	—	(0.5)	(0.01)	—	(2.4)	(0.02)

	$160.7	225.8	2.23	161.6	225.9	2.24

The following table summarizes special items for the second quarter and six months ended June 30, 2004:

($ in millions except per share amounts)

				Six Months Ended
	2004 Second Quarter			June 30, 2004
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(2.3)	(1.8)	(0.02)	(2.3)	(1.8)	(0.02)
Environmental insurance recoveries, net	(0.2)	(0.1)	—	(0.2)	(0.1)	—

	(2.5)	(1.9)	(0.02)	(2.5)	(1.9)	(0.02)

PDI -
Environmental provisions, net	—	—	—	(0.1)	(0.1)	—
Wire and Cable restructuring programs/closures	(1.9)	(1.4)	(0.01)	(3.6)	(2.5)	(0.02)
Asset impairment charges	(0.6)	(0.5)	(0.01)	(0.6)	(0.5)	(0.01)

	(2.5)	(1.9)	(0.02)	(4.3)	(3.1)	(0.03)

Corporate and Other -
Environmental provisions, net	0.5	0.4	—	(4.1)	(3.1)	(0.03)
Environmental insurance recoveries, net	0.1	0.1	—	0.1	0.1	—
Historical legal matters	15.9	12.8	0.13	15.5	12.4	0.13

	16.5	13.3	0.13	11.5	9.4	0.10

	11.5	9.5	0.09	4.7	4.4	0.05

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	(15.2)	(12.6)	(0.13)	(37.6)	(30.2)	(0.31)

Miscellaneous income and expense, net:
Cost-basis investment write-downs	(6.4)	(6.4)	(0.06)	(10.0)	(9.1)	(0.09)

Provision for taxes on income:
PD Brazil deferred tax asset valuation allowance	—	(9.0)	(0.09)	—	(9.0)	(0.09)
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	30.8	0.31

	—	(9.0)	(0.09)	—	21.8	0.22

Minority interests in consolidated subsidiaries:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	(15.1)	(0.15)
Candelaria early debt extinguishment costs	—	2.5	0.03	—	2.5	0.02

	—	2.5	0.03	—	(12.6)	(0.13)

	$(10.1)	(16.0)	(0.16)	(43.8)	(26.4)	(0.27)

2.	Provision for Taxes on Income

The company’s income tax provision for the 2005 second quarter resulted from:

•	taxes on earnings at international operations ($35.4 million), including recognition of valuation allowances ($1.1 million);

•	taxes on earnings at U.S. operations ($39.2 million), including benefits from the release of valuation allowances ($10.6 million).

The company’s income tax provision for the six months ended June 30, 2005, resulted from:

•	taxes on earnings at international operations ($83.7 million), including recognition of valuation allowances ($1.5 million); and

•	taxes on earnings at U.S. operations ($122.1 million), including benefits from the release of valuation allowances ($31.9 million).

The release in our domestic valuation allowances for the quarter and six months ended June 30, 2005, was attributable to a portion of our U.S. federal minimum tax credits as well as our state net operating loss carryforwards.

3.	Zero-Premium Copper Collars and Copper Put Options Outstanding for Certain 2005 and 2006 Expected Production

During the 2005 first quarter, Phelps Dodge entered into a program to protect a portion of Phelps Dodge’s share of expected 2006 global production by purchasing zero-premium copper collars (approximately 564 million pounds) and copper put options (approximately 564 million pounds). The copper collars have an average LME put strike price (floor) of 95.4 cents per pound (settled against the monthly average LME price) and an average LME call strike price (ceiling) of $1.632 per pound (settled against an annual average LME price). The copper put options establish a floor price of 95.0 cents per pound (settled against the monthly average LME price). The put options were purchased for a 2 cents per pound premium. Phelps Dodge entered into the program as insurance to provide cash flows to help ameliorate the effects of unanticipated copper price decreases.

During the second half of 2004, Phelps Dodge entered into programs to purchase zero-premium copper collars on approximately 97 percent or approximately 452 million pounds of El Abra’s expected 2005 total production and 10 percent or approximately 198 million pounds of PDMC’s expected remaining 2005 consolidated production. The copper collars at El Abra have an average LME put strike price (floor) of $1.00 per pound (settled against the monthly average LME price) and an average LME call strike price (ceiling) of $1.376 per pound (settled against an annual average LME price). The copper collars on PDMC’s expected remaining consolidated production have an average LME put strike price (floor) of 94.3 cents per pound (settled against the monthly average LME price) and an average LME call strike price (ceiling) of $1.40 per pound (settled against an annual average LME price). Transactions under these copper price protection programs do not qualify as hedges for SFAS No. 133 hedge accounting treatment and will be adjusted to fair market value each reporting period with the offset recorded in earnings. For the six months ended June 30, 2005, as a result of market prices ($1.504 per pound) exceeding the ceiling of our 2005 zero-premium collars ($1.376 per pound for El Abra and $1.40 per pound for PDMC), we recorded unrealized pre-tax losses for our zero-premium collar programs of approximately $57 million for El Abra (approximately $29 million for PD’s share) and $21 million for a small portion of PDMC’s remaining production. El Abra entered into its program in order to ensure a copper price sufficient to provide the necessary cash to repay its short-term borrowings arising from the 2004 fourth quarter prepayment of its senior debt obligations, repay sponsor support and to ensure financial flexibility. The other program covers a small portion of PDMC’s remaining production ensuring a minimum copper price for the restarted Chino facility to operate comfortably throughout 2005.

The actual impact of our 2005 zero-premium collar program will not be fully determinable until the maturity of the collars at year-end. The unrealized losses for our 2005 zero-premium collars were based on a projected full-year average LME futures price (including actual monthly average LME prices for the 2005 first and second quarters) at June 30, 2005, compared with the average LME call protection price per pound of $1.376 for El Abra and $1.40 for a small portion of PDMC’s remaining production. The average LME price differences per pound were multiplied by the annual contract amounts of approximately 650 million pounds combined.

4.	Provisionally Priced Copper Sales Outstanding and Collars Purchased for Certain 2005 Expected Production

Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using the forward rate in place for the QP. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At June 30, 2005, approximately 239 million pounds of copper sales were provisionally priced at an average of $1.542 per pound with final QP periods of July to November, 2005. Candelaria accounted for approximately 67 percent of the outstanding provisionally priced sales at June 30, 2005.

Phelps Dodge has entered into copper swap contracts to protect certain provisionally priced sales exposure in a manner that is designed to allow us to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). As of July 27, 2005, we had in place copper swap contracts for approximately 78 percent of Candelaria’s provisionally priced copper sales outstanding at June 30, 2005, at an average of $1.509 per pound. This program is expected to substantially alleviate the volatility that provisionally priced copper sales could have on our revenues.